Exhibit 10.4(a)

NONQUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE JOHN BEAN TECHNOLOGIES CORPORATION

INCENTIVE COMPENSATION AND STOCK PLAN

This Agreement is made as of the <<Grant Date>> (the “Grant Date”) by JOHN BEAN TECHNOLOGIES CORPORATION, a Delaware corporation, (the “Company”) and <<Participant Name>> (the “Employee”).

In 2008, the Board of Directors of the Company (the “Board”) adopted the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Plan”). The Plan, as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Employee under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will control.

The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant a stock option to the Employee as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”), and as an incentive for increased efforts during such service.

The Committee, on behalf of the Company, grants to the Employee a nonqualified stock option (the “Option”) to purchase an aggregate of << # >> shares of the common stock of the Company par value of $.01 per share (the “Common Stock”) at a price of $<<Grant Price>> per share upon the following terms and conditions:

1.        Time of Exercise of Option.    Subject to its termination as provided in Section 3, below, and to the satisfaction of the requirements of Section 2 below, the Option is exercisable at any time or from time to time, in whole or in part, on or after <<January 2, 3 years after the Grant Date>> (the “Vesting Date”). Notwithstanding the foregoing, the Option will become immediately exercisable by the Employee or by the person or persons to whom the Employee’s rights under the Option pass by will or by the applicable laws of descent and distribution, in the event of the Employee’s death or Disability, or a Change in Control of the Company.

2.        Employment.    Subject to Section 3, below, it is a condition precedent to the right to exercise the Option that the Employee remain in the employ of the Employer continuously during the period from the Grant Date to the earliest of (a) the Vesting Date, (b) the date of the Employee’s retirement under the Company’s pension plan on or after age 62, (c) the date of the Employee’s death or (d) the date of the Employee’s Disability. Any portion of the Option that is not vested will be forfeited upon the Employee’s termination of employment with the Employer before the Vesting Date for a reason other than the Employee’s death, Disability or retirement under the Company’s pension plan on or after age 62.

3.        Termination of Option.    The Option and all rights thereunder, to the extent such rights will not have been exercised, will terminate and become null and void on the earliest of the date (a) that is <<January 2, 10 years after the Grant Date>>, (b) that is three months after the date the Employee ceases to be an employee of an Employer for any reason other than death, Disability or retirement under the Company’s pension plan on or after age 62, (c) that is five years from the date of the Employee’s retirement under the Company’s pension plan on or after age 62 or termination due to Disability, (d) that is one year from the date of the Employee’s death or (e) the Employee is terminated for Cause, (such date being referred to as the “Option Expiration Date”).

4.        Right to Exercise.    The Option may be exercised at any time on or after the date on which it first becomes exercisable under Sections 1 and 2, above, to and including the Option Expiration Date by the Employee or by the person or persons to whom the Employee’s rights under the Option will pass by will or by the applicable laws of descent and distribution. In no event may the Option be exercised to any extent by anyone before it becomes exercisable pursuant to Sections 1 and 2, above, or after the Option Expiration Date.

5.        Method of Exercise.    The Employee (or other person entitled to do so) may exercise the Option with respect to all or any part of the shares then subject to such exercise (a) by giving the Company written notice of such exercise, specifying the Grant Date, the number of such shares as to which the Option is being exercised, paying by cash or check, bank draft or postal or express money order payable to the order of the Company in lawful money of the United States an amount equal to the sum of the option price of such shares and the amount of any taxes required to be withheld by the Company (the “Option Payment”) or by shares of Common Stock that have been held by the Employee for at least six months at the time of exercise, or, that were purchased by the Employee on the open market, having a Fair Market Value at the date of such notice equal to the Option Payment or by a combination of cash, check, draft, money order and such shares, and (b) by giving satisfactory assurance in writing that such shares will not be publicly offered for sale, other than on a national securities exchange. The Company may from time to time make available alternative methods of exercise upon notice to the Employee. As soon as practicable after receipt of such notice and payment, the Company will, without transfer or issue tax or other incidental expense to the Employee or other person exercising the Option, deliver to such Employee or other person a certificate or certificates for Common Stock. If there is a failure to accept delivery of all or any part of the upon tender of delivery thereof, the right to purchase such undelivered Common Stock may be terminated by the Company.

6.        Adjustment.    The Committee shall make equitable substitutions or adjustments in the Option and/or Common Stock issuable upon exercise of the Option as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization or any partial or complete liquidation of the Company.

7.        Rights Prior to Exercise.    The Option will during the Employee’s lifetime be exercisable only by the Employee, and neither the Option nor any right thereunder will be assignable or transferable by the Employee by voluntary or involuntary act, operation of law, or otherwise, other than by testamentary bequest or devise or the laws of descent and distribution. Any effort to assign or transfer a right, except as provided for herein, will be ineffective and may result in the Company terminating the Option. Neither the Employee nor any other person entitled to exercise the Option will have any of the rights of a stockholder with respect to the shares subject to the Option, except to the extent that Common Stock will have been issued upon the exercise of the Option.

8.        No Limitation on Rights of the Company.    The granting of the Option will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

9.        Employment.    Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ the Employee, or as affecting in any way the right of the Employer to terminate the employment of the Employee at any time.

10.        Government Regulation.    The Company’s obligation to deliver Common Stock upon exercise of the Option will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.        Withholding.    The Employer will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance.

12.        Notice.    Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, John Bean Technologies Corporation, 200 East Randolph Drive, Chicago, Illinois 60601, and any notice to the Employee (or other person entitled to exercise the Option) will be addressed to the Employee’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when enclosed in a properly sealed envelope and addressed as stated above, and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

13.        Administration.    The Committee administers the Plan. The Employee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a copy of which is attached hereto, including any guidelines the Committee adopts from time to time.

14.        Binding Effect.    This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

15.        Sole Agreement.    This Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged into this Agreement. This Agreement may only be amended by written agreement between the Company and the Employee. Employee expressly acknowledges that the form of the grant agreement that the Employee accepts electronically through the Fidelity NetBenefits website is intended to facilitate the administration of this Option award and may not be a full version of this Agreement due to limitiations inherit in such website that are imposed by Fidelity. The terms of this Agreement will govern the Employee’s award in the event of any inconsistency with the agreement viewed or accepted by the Employee on the Fidelity NetBenefits website.

16.        Governing Law.    The interpretation, performance and enforcement of this agreement will be governed by the laws of the State of Delaware.

17.        Privacy.    Employee acknowledges and agrees to the Employer transferring certain personal data of such Employee to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Employee expressly gives his consent to the Employer and the Company to process such personal data.

Executed as of the Grant Date.

JOHN BEAN TECHNOLOGIES CORPORATION

By:
	Vice President, Human Resources	(Employee)

(Title)

(Division)

(Address)

(Social Security Number)

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